EXHIBIT 23.2

Burke Capital Group, L.L.C.

Suite 1400

945 East Paces Ferry Road

Atlanta GA 30326

Security Bank Corporation

4219 Forsyth Road

Macon, Georgia 31210

We hereby consent to the inclusion of our opinion letter dated January 19, 2005 to the Board of Directors of SouthBank as Appendix B to the Proxy Statement-Prospectus, which forms a part of the Registration Statement on Form S-4 of Security Bank Corporation and to the references to our name and to the description of such opinion under the captions “Summary—Reasons for the Merger,” “Summary—Opinion of SouthBank’s Financial Advisor,” “Summary—We Must Meet Several Conditions to Complete the Merger,” “Background and Reasons for the Merger—Background of the Merger,” “Background and Reasons for the Merger—Reasons for the Merger—SouthBank,” “The Merger Agreement” and “The Merger Agreement—Conditions to the Merger.” By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

/s/ Burke Capital, L.L.C.

BURKE CAPITAL, L.L.C.

Atlanta, Georgia

March 8, 2005